Paralel Elevation Series Trust 485BPOS

Exhibit 99.(j)(6)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2024, relating to the financial statements and financial highlights of SRH REIT Covered Call ETF and SRH U.S. Quality GARP ETF (formerly known as SRH U.S. Quality ETF), each a series of Elevation Series Trust, which are included in Form N-CSR for the year or period ended October 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

February 27, 2025